June 12, 2026

Emilio Braghi
Novelis Inc.

Dear Emilio,

In recognition of your leadership and the critical contributions you have made and will continue to make to the long-term success of Novelis Inc. (“Novelis” or the “Company”) and to incentivize your continued employment at the Company, the Company is pleased to offer you a cash incentive award in addition to your existing compensation. This award reflects the strategic importance of your role and our commitment to ensuring continuity and stability across key executive leadership positions.

You are eligible to receive, subject to the terms of this letter agreement, three cash payments in the total amount of CHF 912,000, less all applicable withholdings and deductions required by law, as follows:

First Payment in January 2027:	CHF 300,960
Second Payment in January 2028:	CHF 300,960
Third Payment in January 2029:	CHF 310,080

Because this award is intended to support long‑term performance, if you separate from Novelis for any reason from the date hereof until January 30, 2029 (the “Award Period”), you will not receive any remaining unpaid payments pursuant to this letter agreement, and you will be required to repay any amounts previously paid under this letter agreement (less applicable taxes, withholdings and deductions required by law) (the “Repayment Requirement”); provided, however, that you shall not be required to repay amounts previously paid under this letter agreement if (i) you incur a Qualified Termination that triggers severance benefits in accordance with either the Novelis Inc. Executive Severance Plan or the Novelis Inc. Change in Control Executive Severance Plan, each effective July 25, 2024 (collectively, the “Severance Plans”) or (ii) you incur a termination of service as a result of Retirement. For the purposes of this letter agreement, (i) the defined terms “Qualified Termination,” “Change in Control,” and any other defined terms used within such terms shall have the meanings set forth in either Severance Plan, and (ii) the defined term “Retirement” means a separation from the Company at 65 years of age or a combination of age and service greater than or equal to 65 with a minimum age of 55, provided that you notify the Company of your retirement at least sixty (60) days prior to your planned retirement date.

In the event of a Change in Control prior to the end of the Award Period and you remain employed by the successor to the Company thereafter, you will be entitled to retain any amounts previously paid (that is, you will not be subject to the Repayment Requirement) and to receive any remaining payments under this letter agreement on the same payments dates as provided above so long as you remain employed on the applicable payment date. For the avoidance of doubt, if you are not retained by the successor to the Company subsequent to a Change in Control, you shall not be entitled to any remaining unpaid payments under this letter agreement. Should local law require exceptions, those will be applied accordingly. This letter agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Georgia, without regard to conflicts of law principles.

By signing below, you acknowledge and accept the terms of this incentive as outlined above.

We deeply appreciate the leadership, expertise, and commitment you bring to Novelis. I look forward to your continued partnership as we advance our strategic priorities and strengthen the long‑term success of the organization.

Regards,

Steve Fisher
President & Chief Executive Officer
Novelis Inc.

Accepted:________________________________________________    Date: